Exhibit 99.1

Dana Incorporated to Participate in

BofA Securities Global Automotive Summit

MAUMEE, Ohio, March 25, 2021 – Dana Incorporated (NYSE: DAN) announced today it will participate in the virtual BofA Securities Global Automotive Summit on March 30, 2021. Beginning at 2:10 p.m. EDT, Dana’s Executive Vice President and Chief Financial Officer Jonathan Collins will provide a brief overview of the company and answer questions for approximately 35 minutes.

Information on accessing the webcast will be posted to Dana’s Investor website, www.dana.com/investors, prior to the event.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions for all mobility markets across the globe. The company’s conventional and clean-energy solutions support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $7.1 billion in 2020 with 38,000 associates in 33 countries across six continents. Founded in 1904, Dana was named one of “America’s Most Responsible Companies 2021” by Newsweek for its emphasis on sustainability and social responsibility. The company is driven by a high-performance culture that focuses on its people, which has earned it global recognition as a top employer, including “World’s Best Employer’ from Forbes magazine. Learn more at dana.com.

Investor Contact	Media Contact
Craig Barber	Jeff Cole
419.887.5166	419.887.3535
craig.barber@dana.com	jeff.cole@dana.com